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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of PETsMART, Inc. on Form S-3 of our report dated March 12, 2002 (except for Note 19, as to which the date is June 24, 2002) appearing in the Prospectus, which is part of this Registration Statement, and to the incorporation by reference in this Registration Statement of our report dated March 12, 2002 (except for Note 19, as to which the date is June 24, 2002), appearing in the Current Report on Form 8-K (dated June 25, 2002).

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Phoenix, Arizona
June 25, 2002